Exhibit (e)(10)

CONFIDENTIAL

AMENDMENT 9

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of November 11, 2025:

Term	Means
“Existing Agreement”	The Distribution Agreement between ALPS and the Trust dated April 16, 2018, as amended
“ALPS”	ALPS Distributors, Inc.
“Trust”	BBH Trust

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS Distributors, Inc.		BBH Trust

By:	/s/ Stephen Kyllo	By:	/s/ Daniel Greifenkamp
Name:	Stephen Kyllo	Name:	Daniel Greifenkamp
Title:	SVP & Director	Title:	President

Schedule A to this Amendment
Amendments

The Existing Agreement is amended as follows:

1.	APPENDIX A to EXHIBIT 1 of the Existing Agreement is deleted in its entirety and replaced with the following:

APPENDIX A
LIST OF PORTFOLIOS

Effective as of November 17, 20251

Open-End Mutual Funds

BBH Income Fund
BBH Intermediate Municipal Bond Fund
BBH Limited Duration Fund
BBH Partner Fund-International Equity
BBH U.S. Government Money Market Fund

Exchange-Traded Funds

BBH Select Large Cap ETF
BBH Select Mid Cap ETF

ALPS Distributors, Inc.		BBH Trust

By:	/s/ Stephen Kyllo	By:	/s/ Daniel Greifenkamp
Name:	Stephen Kyllo	Name:	Daniel Greifenkamp
Title:	SVP & Director	Title:	President

[1]	This List of Funds may be amended upon execution of an updated List of Funds signed by the Parties hereto.

Schedule B to this Amendment
General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.